Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) entered into as of this 28th day of September, 2009 (“Effective Date”) by and between RCN Corporation, a Delaware corporation (“RCN” or the “Company”) and Michael T. Sicoli (“Employee”).
     1. Employment. RCN will employ Employee and Employee accepts such employment upon the terms and conditions set forth in this Agreement.
     2. Term of Employment. Employee’s employment under this Agreement will be for a term of three (3) years from the Effective Date (the “Employment Period”), unless this Agreement is otherwise terminated pursuant to the provisions of Section 5 of this Agreement.
The parties may, however, extend the Agreement as provided herein. At least one hundred and eighty (180) days prior to the expiration of the Employment Period, but no more than three hundred and sixty five (365) days before the expiration of the Employment Period, either party may provide written notice of interest in extending the term of the Agreement. If timely notification is provided by either party, the Company will have sixty (60) days to make a reasonable good faith offer to Employee regarding an extension. Failure to make a reasonable good faith offer within such sixty (60) day period shall constitute “Non-Renewal by the Company”. If Employee does not engage in good faith negotiations with the Company within thirty (30) days after receipt of the Company’s reasonable good faith offer then “Non-Renewal by the Employee” shall be deemed to have occurred. If neither party provides written notice of interest in extending the term of the Agreement within the applicable timeframe described herein, then a Non-Renewal by the Employee shall be deemed to have occurred.
     3. Position and Duties. Employee will be employed as Executive Vice President & Chief Financial Officer, reporting directly to the Chief Executive Officer, with such duties and responsibilities that are consistent with that position as may from time to time be assigned to Employee, and will have such authority as may be reasonably necessary for Employee to carry out his or her duties and responsibilities. During the Employment Term, Employee’s principal location of employment shall be within 30 miles of the Company’s current executive offices in Northern Virginia, except for customary business travel on behalf of the Company and its affiliates.
          Employee will work full-time and devote all of Employee’s business time, attention, and energies to, on behalf of, and for the benefit of the Company. Employee will not, without the written consent of the Company: (i) render service to others for compensation, or (ii) serve on any board or governing body of another for profit entity. Employee will not engage in any activity which conflicts or interferes with the performance of Employee’s duties and responsibilities hereunder. Employee may engage in personal, charitable, and professional activities, (i) subject to compliance with the Company’s normal conflicts procedures, and (ii) provided such activities do not conflict or materially interfere with the ability of Employee to perform the duties and responsibilities hereunder. If, in the reasonable discretion of the Company, an outside activity subsequently creates a conflict with the Company’s business or prospective business, Employee agrees to cease engaging in such activity at such time as requested. Employee will observe and adhere to all applicable written Company policies and procedures adopted from time to time.
     4. Salary and Compensation.
          (a) Salary. Employee’s rate of salary shall be $350,000 per annum (“Initial Base Salary”) commencing on the Effective Date. The Company, through its Compensation Committee (the “Committee”) agrees to annually evaluate Employee’s performance and salary (annually set, “Base Salary”). The Committee, in its sole discretion, may increase or decrease Employee’s salary at any time, provided, however, that Employee’s salary may not be decreased to less than the higher of (i) the Initial Base Salary or (ii) the amount that is ten percent (10%) below Employee’s highest Base Salary in the preceding 12 month period. Employee’s salary shall be paid in accordance with the Company’s customary payroll practices.
          (b) Bonus Plan. Employee shall be eligible to participate in an annual cash bonus program maintained by the Company for its senior executives (the “Bonus Plan”) at a target level of no less than 65% of the Employee’s Base Salary (“Target Bonus”). The actual bonus payable pursuant to the Bonus Plan for any given year shall be based upon the terms of the Bonus Plan then in effect and upon corporate and individual performance criteria established and approved by the Committee.
          (c) Stock Plan. Effective for calendar years commencing on or after January 1, 2010, Employee shall be eligible to participate in any long-term incentive program maintained by the Company for its senior executives (including, without limitation the Company’s 2005 Stock Compensation Plan) (collectively, the “Stock Plan”) at a target level of no less than 175% of Employee’s combined Base Salary and actual bonus paid under the Bonus Plan with respect to the preceding calendar year (the “Target Stock Award”) for each year. The actual award pursuant to the Stock Plan for any given year shall be based upon the terms of the Stock Plan then in effect and upon performance criteria, if any, established and approved by the Committee. If the Company does not have sufficient shares of Stock authorized or reserved for issuance under the Stock Plan on the date of grant of any equity awards required or determined to be made under 4(c), then the Compensation Committee shall notify the Employee of such fact, and the Compensation Committee shall provide alternative compensation arrangements to deliver similar value to the Employee.
          (d) Benefit Plans. Employee shall be eligible to participate in such employee benefit and fringe benefit plans generally maintained or provided by the Company from time to time to or for the benefit of its senior executives (the “Benefit Plans”), at a level commensurate with Employee’s position and Company policy regarding other similarly situated Company employees, provided that Employee meets the prerequisites and eligibility factors established by the Company for participation in the Benefit Plans. Employee’s participation in any Benefit Plans will be subject to the terms of the applicable plan documents and the Company’s generally applied policies. The Company in its discretion may from time to time adopt, modify, interpret, or discontinue such plans or policies.

          (e) Interpretation of Terms. In the event there is a conflict between the terms of any Benefit Plan, Bonus Plan or Stock Plan on the one hand, and the terms outlined in this Agreement on the other hand, the terms of the Benefit Plan, Bonus Plan or Stock Plan, as applicable, shall govern. Notwithstanding the foregoing, Section 6 of this Agreement shall govern, if applicable, in the event of a conflict.
     5. Termination of Employment.
          (a) Resignation. Employee may resign his or her employment at any time, for any or for no reason, upon at least thirty (30) days prior written notice to the Company. The Company, at its sole discretion, may relieve Employee of his or her active duties and may require Employee to use any accrued and unused paid time off, including vacation, during the notice period. The Company may also waive such notice, and/or set an earlier termination date upon receipt of such notice, in which event Employee’s employment will terminate on the earlier termination date, and no pay in lieu of notice will be due.
          (b) Termination For Cause. The Company may terminate Employee’s employment for “Cause” if the Board of Directors has made a good faith determination, after providing the Employee with reasonably detailed written notice and a reasonable opportunity to be heard on the issues at a board meeting, that any of the following has occurred:
               (i) the willful and continued failure by the Employee to substantially perform his material duties for the Company (other than due to mental or physical disability) after ten (10) days written notice from the Company describing such failure in reasonable detail;
               (ii) the Employee has engaged in misconduct or gross negligence that has resulted in demonstrable damage to the business or reputation of the Company or its subsidiaries;
               (iii) the Employee has been convicted of, or pleaded nolo contendere to, a misdemeanor involving moral turpitude or a felony;
               (iv) the Employee has engaged in fraud against the Company or misappropriated Company property (other than incidental property); or
               (v) the Employee has materially violated any material written policy of the Company or its subsidiaries that has been distributed to Employee, including any written code of conduct applicable to senior executives of the Company or members of the Board.
          (c) Termination Without Cause. The Company may terminate Employee’s employment without Cause, for any reason or for no reason, at any time upon five (5) days prior written notice to Employee. The Company, at its sole discretion, may relieve Employee of his or her active duties and require Employee to use any accrued and unused paid time off, including vacation, during the notice period. The Company may also provide five (5) days pay in lieu of notice. Employee’s termination without Cause will be effective on the date of termination specified by the Company.

          (d) Resignation for Good Reason . Employee may terminate employment for “Good Reason” if, without Employee’s prior consent, the Company: (i) reduces Employee’s Base Salary (other than reductions permitted by Section 4(a) of the Agreement); Target Bonus and Target Stock Award; (ii) materially changes the Employee’s principal location of employment as of the Effective Date of this Agreement; (iii) materially reduces Employee’s responsibilities as in effect on the Effective Date or materially changes the reporting relationship as in effect on the Effective Date; or (iv) commits a material breach of the Company’s material obligations under this Agreement, including without limitation the compensation provisions thereof. Before terminating employment for Good Reason, Employee must within forty-five (45) days of the initial existence of the putative Good Reason condition specify in writing to the Company the nature of the act or omission that Employee deems to constitute Good Reason and provide Company thirty (30) days after receipt of such notice to correct the situation (and thus prevent Employee’s termination for Good Reason). Employee’s termination for Good Reason must occur not later than six (6) months following the date on which such Good Reason condition initially arose.
          The parties specifically agree that the occurrence of a Change in Control shall not, by itself, constitute Good Reason, and that Good Reason shall exist after a Change in Control only upon the occurrence of one or more of the events described above. Furthermore, for the avoidance of doubt, in the event that a Change of Control occurs, neither (i) a change in RCN’s status as a publicly traded company, (ii) the Company’s operation as a subsidiary, (iii) a change in title or position (so long as such change is not a reduced title or position) of the person or entity to whom Employee directly reports (Employee’s “Supervisor”), nor (iv) a change in the title or position (so long as such change is not a reduced title or position) of the person or entity to whom Employee’s Supervisor directly reports shall, in and of itself, constitute Good Reason.
          (e) Disability. If Employee becomes “Disabled,” the Company may terminate Employee’s employment. For the purposes hereof, Employee and the Company agree that Employee will be considered “Disabled” if Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a period of not less than twelve (12) months. Employee agrees that if Employee becomes “Disabled” under the definition of this Section 5(e), Employee will be unable to perform the essential functions of Employee’s position and that there would be no reasonable accommodation which would not constitute an undue hardship to the Company. Therefore, as Employee would not be qualified for Employee’s position, the Company would have the right to terminate Employee’s employment under this Section 5(e). Employee’s termination due to Disability will be effective immediately upon the Company mailing or transmitting written notice of such termination to Employee.
          (f) Death. Employee’s employment will terminate on the date of Employee’s death.
          (g) Non-Renewal by the Employee or the Company. Either the Employee or the Company may terminate this Agreement through non-renewal pursuant to the written notice procedures described in Section 2 of this Agreement. Employee’s termination due to non-renewal by either party will be effective at the end of the applicable initial or extended term, unless termination occurs earlier pursuant to terms of the Agreement.
     6. Payments in the Event of Termination of Employment.
          (a) Termination Due to Resignation, Non-Renewal by Employee or for Cause. In the event of termination of Employee’s employment pursuant to Sections 5(a), 5(b) or Non-Renewal by the Employee pursuant to 5(g), the Company will pay to Employee: (i) the unpaid amount, if any, of Employee’s salary through the date of termination, (ii) the amount of any substantiated but previously unreimbursed business expenses incurred prior to the date of termination, and (iii) any additional payments, awards, or benefits, if any, which Employee is eligible to receive under the terms of any Benefit Plan (collectively, “Accrued Compensation”).
          Employee and, where applicable, Employee’s spouse and eligible dependents, at Employee’s expense, will be eligible to exercise his or her rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) upon his or her termination of employment.
          (b) Prior to a Change in Control. If a Change in Control has not occurred within the twenty-four (24) months prior to Employee’s termination, and if Employee continues to comply with the post-employment obligations under this Agreement for the Restricted Period, and if Employee executes a Release on or about the date of termination and does not revoke that release pursuant to its terms, Company will provide to Employee the following:
               (i) Termination Without Cause or for Good Reason. In the event of termination of Employee’s employment pursuant to Section 5(c) or 5(d), the Company will pay Employee:
                    (1) Accrued Compensation: Any Accrued Compensation;
                    (2) Lump Sum Payment. The Company will pay Employee a single lump sum payment in the total amount of 100% of his aggregate Base Salary and Target Bonus in effect at termination, less federal, state and local tax withholdings and any other deductions required by law or previously authorized by Employee, payable within fifteen (15) days of the effective date of the Release;
                    (3) Benefits Continuation. The Company will continue Employee’s participation in all medical, dental and vision plans in which Employee was enrolled (including Employee’s spouse and eligible dependents, if applicable) as of Employee’s termination of employment. The Company will continue the coverage and pay that portion of the premium paid by the Company during Employee’s employment until the earlier of (A) the last day of the month of the one year anniversary of Employee’s termination or (B) the Benefits Expiration Date (defined below) (“Benefit Continuation Coverage”). Employee’s portion of the costs for any such continued benefits shall be paid as directed by the Company. Employee is obligated to inform the Company within ten (10) days of becoming eligible for benefit coverage through another employer, through his spouse’s employer, or otherwise, with all medical, dental and vision plan coverage ending as of the last day of the month as of which Employee becomes eligible for such other benefit coverage (the “Benefits Expiration Date”). Beginning on the date that the Company no longer provides subsidized benefit coverage pursuant to this Agreement, Employee shall be eligible for COBRA coverage;
                    (4) Pro Rata Bonus. The Company shall pay Employee his annual bonus, if any, pursuant to the Bonus Plan attributable to Employee’s employment with the Company for the period from January 1 of the year of termination through the termination date (the “Pro Rata Bonus”). Any Pro Rata Bonus shall be paid based on Employee’s Target Bonus applied to Employee’s eligible salary from January 1 of the year of termination through the termination date. Any Pro Rata Bonus will be based on calculations as defined in the Bonus Plan as in effect as of Employee’s termination of employment. The Company will pay the Pro Rata Bonus, if any, to Employee at the time, in the same form, and under the same terms that the Company generally makes payment to the employees of the Company under the Bonus Plan (provided, however, that in no event will a Pro Rata Bonus be paid to Employee more than two and one-half (2 1/2) months after the end of the calendar year during which Employee’s entitlement to such payment is earned); and
                    (5) 12 Months of Equity Vesting. For purposes of vesting in equity awards made pursuant to any Stock Plan, the Company will treat Employee as if he remained employed through the twelve (12) month period following termination of employment. Any option (or portion thereof) that vests pursuant to this provision shall terminate at 5:00 p.m. (local Virginia time) on the 90th calendar day following the date such option (or portion thereof) vests pursuant to this Agreement or, if earlier, at their original term (the “Equity Cancellation Date”). Any terminated option shall be cancelled and shall have no further force or effect. Any performance-based Stock Plan awards scheduled to vest during this twelve (12) month period will remain subject to applicable performance-based criteria as described under the Stock Plan and award agreements. Except as expressly provided herein, the terms of the Stock Plan and applicable award agreements shall govern all of Employee’s outstanding Stock Plan awards. If Employee materially breaches this Agreement or the Release, all outstanding and unvested Stock Plan awards shall be forfeited except as otherwise provided by the Committee.
               (ii) Non-Renewal by the Company. In the event of termination of Employee’s employment pursuant to Section 5(g), the Company will pay Employee:
                    (1) Accrued Compensation. Any Accrued Compensation;;
                    (2) Lump Sum Payment. The Company will pay Employee a single lump sum amount equal to 50% of his aggregate Base Salary and Target Bonus, less federal, state and local tax withholdings and any other deductions required by law or previously authorized by Employee, payable within fifteen (15) days of the effective date of the Release.
                    (3) Benefits Continuation. The Company will continue Employee’s participation in all medical, dental and vision plans in which Employee was enrolled (including Employee’s spouse and eligible dependents, if applicable) as of Employee’s termination of employment. The Company will continue the coverage and pay that portion of the premium paid by the Company during Employee’s employment until the earlier of (A) the last day of the month of the six month anniversary of Employee’s termination or (B) the Benefits Expiration Date. Employee’s portion of the costs for any such continued benefits shall be as directed by the Company. Employee is obligated to inform the Company within ten (10) days of becoming eligible for benefit coverage through another employer, through his spouse’s employer, or otherwise, with all medical, dental and vision plan coverage ending as of the Benefits Expiration Date. Beginning on the date that the Company no longer provides subsidized benefit coverage pursuant to this Agreement, Employee shall be eligible for COBRA coverage;
                    (4) Pro Rata Bonus. The Company shall pay Employee any Pro Rata Bonus. Any Pro Rata Bonus shall be paid based on Employee’s Target Bonus applied to Employee’s eligible salary from January 1 of the year of termination through the termination date. Any Pro Rata Bonus will be based on calculations as defined in the Bonus Plan as in effect as of Employee’s termination of employment. The Company will pay any Pro Rata Bonus to Employee at the time, in the same form, and under the same terms that the Company generally makes payment to the employees of the Company under the Bonus Plan (provided, however, that in no event will a Pro Rata Bonus be paid to Employee more than two and one-half (2 1/2) months after the end of the calendar year during which Employee’s entitlement to such payment is earned); and
                    (5) 6 Months of Equity Vesting. For purposes of vesting in equity awards made pursuant to any Stock Plan, the Company will treat Employee as if he remained employed through the six (6) month period following termination of employment. Any option (or portion thereof) that vests pursuant to this provision shall terminate at 5:00 p.m. (local Virginia time) on the 90th calendar day following the date such option (or portion thereof) vests pursuant to this Agreement or, if earlier, at their original term (the “Equity Cancellation Date”). Any terminated option shall be cancelled and shall have no further force or effect. Any performance-based Stock Plan awards scheduled to vest during this six (6) month period will remain subject to applicable performance-based criteria as described under the Stock Plan and award agreements. Except as expressly provided herein, the terms of the Stock Plan and applicable award agreements shall govern all of Employee’s outstanding Stock Plan awards. If Employee materially breaches this Agreement or the Release, all outstanding and unvested Stock Plan awards shall be forfeited except as otherwise provided by the Committee.
          (c) Following a Change in Control. If a Change in Control has occurred within the twenty four (24) months prior to Employee’s termination without Cause, for Good Reason or for Non-Renewal by the Company, and if Employee continues to comply with the post-employment obligations under this Agreement for the Restricted Period, and if Employee executes a Release on or about the date of termination and does not revoke that release pursuant to its terms, Company will provide to Employee the following:
               (i) Accrued Compensation: Any Accrued Compensation
               (ii) Lump Sum Payment. The Company will pay Employee a single lump sum amount equal to 150% of his aggregate Base Salary and Target Bonus, less federal,

state and local tax withholdings and any other deductions required by law or previously authorized by Employee, payable within fifteen (15) days of the effective date of the Release.
               (iii) Benefits Continuation. The Company will continue Employee’s participation in all medical, dental and vision plans in which Employee was enrolled (including Employee’s spouse and eligible dependents, if applicable) as of Employee’s termination of employment. The Company will continue the coverage and pay that portion of the premium paid by the Company during Employee’s employment through the eighteen (18) month period following Employee’s termination. Employee’s portion of the costs for any such continued benefits shall be paid by check or other arrangement mutually agreeable to the parties. Beginning on the date that the Company no longer provides subsidized benefit coverage pursuant to this Agreement, Employee shall be eligible for COBRA coverage.
               (iv) Pro Rata Bonus. The Company shall pay any Pro Rata Bonus. Any Pro Rata Bonus shall be paid based on Employee’s Target Bonus applied to Employee’s eligible salary from January 1 of the year of termination through the termination date. Any Pro Rata Bonus will be based on calculations as defined in the Bonus Plan as in effect as of Employee’s termination of employment. The Company will pay the Pro Rata Bonus, if any, to Employee at the time, in the same form, and under the same terms that the Company generally makes payment to the employees of the Company under the Bonus Plan (provided, however, that in no event will a Pro Rata Bonus be paid to Employee more than two and one-half (2 1/2) months after the end of the calendar year during which Employee’s entitlement to such payment is earned);.
               (v) Full Equity Vesting. The Company will accelerate the vesting and exercisability of all unvested and unexercisable equity awards made pursuant to any Stock Plan . Any option (or portion thereof) that vests pursuant to this provision shall terminate at 5:00 p.m. (local Virginia time) on the 90th calendar day following the date such option (or portion thereof) vests pursuant to this Agreement or, if earlier, at their original term (the “Equity Cancellation Date”). Any terminated option shall be cancelled and shall have no further force or effect. Any Stock Plan awards of performance-based restricted stock or restricted stock units shall be settled as if all performance criteria had been satisfied at target levels. Except as expressly provided herein, the terms of the Stock Plan and applicable award agreements shall govern all of Employee’s outstanding Stock Plan awards. If Employee materially breaches this Agreement or the Release, all outstanding and unvested Stock Plan awards shall be forfeited except as otherwise provided by the Committee.
          (d) Termination of Employment Due to Disability. In the event of the termination of Employee’s employment with the Company pursuant to Section 5(e), if Employee continues to comply with the post-employment obligations under this Agreement for the Restricted Period, and if Employee (or Employee’s guardian or personal representative) executes a Release as soon as administratively feasible following the date of termination, the Company will provide to Employee (or Employee’s guardian or personal representative):
                    (1) Accrued Compensation: Any Accrued Compensation;

                    (2) Benefits Continuation. The Company will continue Employee’s participation in all medical, dental and vision plans in which Employee was enrolled (including Employee’s spouse and eligible dependents, if applicable) as of Employee’s termination of employment. The Company will continue the coverage and pay that portion of the premium paid by the Company during Employee’s employment until the last day of the month of the one year anniversary of Employee’s termination. Beginning on the date that the Company no longer provides subsidized benefit coverage pursuant to this Agreement, Employee (including Employee’s spouse and eligible dependents, if applicable) shall be eligible for COBRA coverage;
                    (3) Pro Rata Bonus. The Company shall pay Employee any Pro Rata Bonus. Any Pro Rata Bonus shall be paid based on Employee’s Target Bonus applied to Employee’s eligible salary from January 1 of the year of termination through the termination date. Any Pro Rata Bonus will be based on calculations as defined in the Bonus Plan as in effect as of Employee’s termination of employment. The Company will pay the Pro Rata Bonus, if any, at the time, in the same form, and under the same terms that the Company generally makes payment to the employees of the Company under the Bonus Plan (provided, however, that in no event will a Pro Rata Bonus be paid to Employee more than two and one-half (2 1/2) months after the end of the calendar year during which Employee’s entitlement to such payment is earned); and
                    (4) Full Equity Vesting. The Company will accelerate the vesting and exercisability of all unvested and unexercisable equity awards made pursuant to any Stock Plan. Any option (or portion thereof) that vests pursuant to this provision shall terminate at 5:00 p.m. (local Virginia time) on the 90th calendar day following the date such option (or portion thereof) vests pursuant to this Agreement or, if earlier, at their original term (the “Equity Cancellation Date”). Any terminated option shall be cancelled and shall have no further force or effect. Any Stock Plan awards of performance-based restricted stock or restricted stock units shall be settled as if all performance criteria had been satisfied at target levels. Except as expressly provided herein, the terms of the Stock Plan and applicable award agreements shall govern all of Employee’s outstanding Stock Plan awards. If Employee materially breaches this Agreement or the Release, all outstanding and unvested Stock Plan awards shall be forfeited except as otherwise provided by the Committee.
          (e) Termination of Employment Due to Death. In the event of the termination of Employee’s employment with the Company pursuant to Section 5(f), and if Employee’s estate or other beneficiary executes a Release as soon as administratively feasible following Employee’s death, the Company will provide to Employee’s estate or other beneficiary:
                    (1) Accrued Compensation: The Company will pay any Accrued Compensation;
                    (2) Benefits Continuation. The Company will continue Employee’s participation in all medical, dental and vision plans in which Employee was enrolled (including Employee’s spouse and eligible dependents, if applicable) as of Employee’s termination of employment. The Company will continue the coverage and pay that portion of the premium paid by the Company during Employee’s employment until the last day of the month of the one year anniversary of Employee’s termination. Beginning on the date that the Company no longer provides subsidized benefit coverage pursuant to this Agreement, Employee’s spouse and eligible dependents, if applicable, shall be eligible for COBRA coverage;
                    (3) Pro Rata Bonus. The Company shall pay Employee any Pro Rata Bonus. Any Pro Rata Bonus shall be paid based on Employee’s Target Bonus applied to Employee’s eligible salary from January 1 of the year of termination through the termination date. Any Pro Rata Bonus will be based on calculations as defined in the Bonus Plan as in effect as of Employee’s termination of employment. The Company will pay the Pro Rata Bonus, if any, at the time, in the same form, and under the same terms that the Company generally makes payment to the employees of the Company under the Bonus Plan (provided, however, that in no event will a Pro Rata Bonus be paid to Employee more than two and one-half (2 1/2) months after the end of the calendar year during which Employee’s entitlement to such payment is earned); and
                    (4) Full Equity Vesting. The Company will accelerate the vesting and exercisability of all unvested and unexercisable equity awards made pursuant to any Stock Plan. Any option (or portion thereof) that vests pursuant to this provision shall terminate at 5:00 p.m. (local Virginia time) on the 90th calendar day following the date such option (or portion thereof) vests pursuant to this Agreement or, if earlier, at their original term (the “Equity Cancellation Date”). Any terminated option shall be cancelled and shall have no further force or effect. Any Stock Plan awards of performance-based restricted stock or restricted stock units shall be settled as if all performance criteria had been satisfied at target levels. Except as expressly provided herein, the terms of the Stock Plan and applicable award agreements shall govern all of Employee’s outstanding Stock Plan awards. If Employee materially breaches this Agreement or the Release, all outstanding and unvested Stock Plan awards shall be forfeited except as otherwise provided by the Committee.
          (f) Timely Execution of Release. The failure to timely execute a Release on or about the applicable date of termination, or as soon as administratively feasible following the date of termination in the case of termination due to Disability or death, as required under Sections 6(b)-(e) above by Employee (or if applicable, Employee’s estate or beneficiary, or legally authorized guardian or personal representative) shall result in the lapse of any obligation by the Company to provide lump sum severance payments or Benefit Continuation Coverage, as applicable. The determination of whether a Release is timely executed on or about the applicable date of termination, or as soon as administratively feasible following the date of termination in the case of termination due to Disability or death, as provided under Sections 6(b)-(e) above, shall be made by the Company in its reasonable discretion; provided however, that the Company must notify Employee (or if applicable, Employee’s estate or beneficiary, or legally authorized guardian or personal representative) in writing that the Release must be timely executed, and provide Employee thirty (30) days after receipt of such notice to provide an executed Release to the Company. If Employee fails to provide an executed Release to the Company within the 30-day period, the failure to timely execute a Release shall be deemed to occur upon the expiration of such 30-day period.

     7. Restrictive Covenants.
          (a) Sufficiency of Consideration. Employee acknowledges that the consideration that Employee will receive pursuant to this Agreement serves as sufficient consideration for Employee’s promises to abide by the restrictive covenants set forth in Sections 8 through 17 of this Agreement.
          (b) Survival Post-Termination. The rights and obligations set forth in Sections 8 through 17 of this Agreement will survive termination of this Agreement and Employee’s employment with the Company.
     8. Non-Competition Covenants.
          Employee acknowledges that during the Restricted Period (defined below), Employee will not, directly or indirectly, be employed by, lend money to, invest in, or engage in a Competing Business in any Market Area. That prohibition includes, but is not limited to, acting, either singly or jointly or as agent for, or as an employee of or consultant or independent contractor to, any one or more persons, firms, entities, or corporations directly or indirectly (as a director, independent contractor, representative, consultant, member, or otherwise) in such Competing Business. Notwithstanding the foregoing, nothing in this Agreement shall be construed as preventing Employee from investing his assets in (i) the securities of public companies, or (ii) the securities of private companies or limited partnerships; provided that, in each case, such holdings are passive investments of two percent (2%) or less of outstanding securities and Employee does not hold positions of officer, employee or general partner in such companies or partnerships.
     9. Non-Solicitation Covenants. During the Restricted Period, (defined below), Employee will not, directly or indirectly, whether for Employee or for any other individual or entity (other than the Company):
     (a) solicit business regarding any case or matter upon which Employee worked on behalf of the Company during the term of this Agreement without the express written permission of the Company, which permission shall not be unreasonably withheld provided that said solicitation (i) is not a potential violation of Employee’s other obligations pursuant to Section 8 or 9 of this Agreement and (ii) could reasonably be expected to not be detrimental to the Company;
     (b) solicit any person or entity who is a client of the Company’s business in which Employee was engaged at the time of or at any time within a twelve (12) month period of time immediately prior to the termination of Employee’s employment with the Company on behalf of any Competing Business; or
          (c) solicit, induce or otherwise attempt to influence any employee of the Company, to leave the employ of or discontinue providing services to the Company, provided, however, that this restriction will not apply in the case of any clerical employee of the Company or in the case of any other employee whose employment with the Company has been terminated for at least one year.

     10. Confidential Information of the Company. Employee’s association with the Company under this Agreement has given and will give Employee access to Confidential Information not generally known outside of the Company that may be of value to the Company or that has been given to the Company in confidence by third parties. Employee acknowledges and agrees that using, disclosing, or publishing any Confidential Information in an unauthorized or improper manner would cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee will not at any time, except in performing the duties of Employee’s employment under this Agreement (or with the prior written consent of the Company), directly or indirectly, use, disclose, or publish any Confidential Information that Employee may learn or become aware of, or may have learned or become aware of because of Employee’s association with the Company, or use any such information in a manner that is or may reasonably be likely to be detrimental to the business of the Company. The term “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by the Company with respect to its present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information, business plans, lease structure, projections, prospects, or opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside the Company that may be of value to the Company, but excludes any information already properly in the public domain. Confidential Information also includes confidential and proprietary information and trade secrets that third parties entrust to the Company in confidence. The rights and obligations set forth in this Section will continue indefinitely.
     11. Property Rights. Employee confirms that all Confidential Information is and must remain the exclusive property of the Company. All business records, business papers, and business documents kept or created by Employee in the course of Employee’s employment by the Company relating to the business of the Company remain the property of the Company. Upon the termination of this Agreement or upon the Company’s reasonable request at any time, Employee must promptly deliver to the Company any Confidential Information or other property belonging to the Company (written or otherwise) not otherwise in the public domain. Employee will not, without the Company’s consent, retain copies, excerpts, summaries, or compilations of the foregoing information and materials.
     12. Intellectual Property.
          (a) All records, in whatever media, documents, papers, inventions and notebooks, drawings, designs, technical information, source code, object code, processes, methods or other copyrightable or otherwise protected works Employee conceives, creates, makes, invents, or discovers or that otherwise relate to or result from any work Employee performs or performed for the Company or that arise from the use or assistance of the

Company’s facilities, materials, personnel or Confidential Information in the course of Employee’s employment (whether or not during usual working hours), whether conceived, created, discovered, made, or invented individually or jointly with others, will, together with all the worldwide patent, copyright, trade secret, or other intellectual property rights in all such works, be and remain the absolute property of the Company. Employee irrevocably and unconditionally waives all rights that may otherwise vest in Employee (whether before, on, or after the date of this Agreement) in connection with Employee’s authorship of any such copyrightable or patentable works in the course of Employee’s employment with the Company, wherever in the world enforceable. Without limitation, Employee waives the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment. Employee recognizes any such works are “works for hire” of which the Company is the author.
          (b) Employee will promptly disclose, grant and assign ownership to the Company for its sole use and benefit any and all ideas, processes, inventions, discoveries, improvements, technical information, copyrightable works and/or patentable works that Employee develops, acquires, conceives or reduces to practice (whether or not during usual working hours) while employed by the Company. Employee will promptly disclose and hereby grant and assign ownership to the Company of all patent applications, letter patent, utility and design patents, copyrights and reissues thereof, or any foreign equivalents thereof, that may at any time be filed or granted for or upon any such invention, improvement, or information. In connection therewith:
               (i) Employee will, without charge but at the Company’s expense, promptly execute and deliver such applications, assignments, descriptions and other instruments as the Company may consider reasonably necessary or proper to vest title to any such inventions, discoveries, improvements, technical information, patent applications, patents, copyrightable work or reissues thereof in the Company and to enable it to obtain and maintain the entire worldwide right and title thereto; and
               (ii) Employee will provide to the Company at its expense all such assistance as the Company may reasonably require in the prosecution of applications for such patents, copyrights or reissues thereof, in the prosecution or defense of interferences that may be declared involving any such applications, patents or copyrights and in any litigation in which the Company may be involved relating to any such patents, inventions, discoveries, improvements, technical information or copyrightable works or reissues thereof. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred and pay Employee reasonable compensation for Employee’s requested time if the Company no longer employs Employee.
          (c) To the extent, if any, that Employee owns rights to works, inventions, discoveries, proprietary information, and copyrighted or copyrightable works, or other forms of intellectual property that are incorporated in the work product Employee creates for the Company, Employee agrees that the Company will have an unrestricted, nonexclusive, royalty-free, perpetual, transferable license to make, use, sell, offer for sale, and sublicense such works and property in whatever form, and Employee hereby grants such license to the Company.

          (d) This Section (relating to Copyright, Discoveries, Inventions and Patents) does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company (including any of its predecessors) was used and that was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) the Company’s actual or anticipated research or development, or (b) the invention results from any work Employee performed as an employee of the Company. The rights and obligations set forth in this Section will continue indefinitely.
     13. Definitions. The following terms will have the meaning set forth below:
          (a) Change in Control. “Change in Control” of RCN shall mean: (a) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or “group” (as such term is used in Section 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Voting Stock of RCN; (b) all or substantially all of the assets or business of RCN are disposed of pursuant to a merger, consolidation or other transaction unless, immediately after such transaction, the stockholders of RCN immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of RCN prior to such transaction more than 50% of the Voting Stock of RCN surviving such transaction or succeeding to all or substantially all of the assets or business of RCN or the ultimate parent company of such surviving or successor company if such surviving or successor company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company); (c) a majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date or, if any such individual is no longer a member of the Board, any successor to any such individual (or to any successor to any such individual) if the election or nomination for election of such individual or successor was approved by a majority of the directors who then comprised the Incumbent Directors; (d) the stockholders of RCN approve any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding-up of the business of RCN; or (e) the consummation of any merger, consolidation or other similar corporate transaction unless, immediately after such transaction, the stockholders of RCN immediately prior to the transaction own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of RCN prior to such transaction more than 50% of the Voting Stock of RCN surviving such transaction or its ultimate parent company if such surviving company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this definition, “RCN” shall include any entity that succeeds to all or substantially all of the business of RCN; “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation; and references to ownership of “more than 50% of the Voting Stock” shall mean the ownership of shares of Voting Stock that represent the right to exercise more than 50% of the votes entitled to be cast in the election of directors of a corporation.

          (b) Release. The term “Release” shall mean a valid waiver and general release of any and all claims, with certain customary exceptions, against the Company to the fullest extent permitted by law, in a form and manner determined by the Company and reasonably acceptable to the Employee .
          (c) Restricted Period. The term “Restricted Period” means the period beginning on the date of the execution of this Agreement and ending on the expiration of the period ending six (6) months from the termination date of Employee’s employment in the case of Non-Renewal by the Company or Employee, and twelve (12) months from the termination date of Employee’s employment for any other reason. Notwithstanding the foregoing, (i) the duration of the Restricted Period will be extended by the amount of any and all periods that Employee violates the covenants of any of Sections 8 and 9, and (ii) the Restricted Period will earlier expire upon the failure of the Company to make any payments due to Employee prior to the expiration of the Restricted Period, provided, however, that Employee must specify in writing to the Company the act or omission that Employee deems to constitute such payment failure of the Company and provide the Company thirty (30) days after receipt of such notice to correct the situation (and thus prevent the earlier expiration of the Restricted Period), and provided further that Company will not thereby be relieved of any payment or forgiveness obligations to Employee under this Agreement or related agreements contemplated by this Agreement.
          (d) Competing Business. The term “Competing Business” means any material line of business, in which Employee was substantially engaged or about which Employee gained substantial Confidential Information during Employee’s employment with the Company, that the Company either (a) is engaged in during the period of Employee’s employment with the Company and at the time Employee’s employment ends, or ( b) has a definitive plan to engage in, which plan is substantially completed as of the Employee’s date of termination or within ninety (90) days thereafter.
          (e) Market Area. The term “Market Area” means the metropolitan areas of Boston, MA; New York, NY; Philadelphia, PA; Washington DC; and Chicago, IL. Employee acknowledges that due to the nature of the business conducted by the Company, this geographic scope is reasonable and necessary to protect the Company’s protectable interests.
     14. Enforceability. If any of the provisions of Sections 7 through 13 are deemed by a court or arbitrator having jurisdiction to exceed the time, geographic area, or activity limitations the law permits, the limitations will be reduced to the maximum permissible limitation, and Employee and the Company authorize a court or arbitrator having jurisdiction to reform the provisions to the maximum time, geographic area, and activity limitations the law permits; provided, however, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.
     15. Remedies. Without limiting the remedies available to the parties, each party acknowledges that a breach of any of the covenants in Sections 7 through 13 would result in material irreparable injury to the Company for which there is no adequate remedy at law, and that it will not be possible to measure damages for such injuries precisely. The parties agree that, if there is a breach or threatened breach of such covenants, the Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in prohibited activities or such other relief as may be required to specifically enforce any of said covenants. In addition, the Company will be relieved of any obligation to provide to Employee any post-employment payments, benefits or awards, which would otherwise occur, be continued, or become due and payable following such breach or threatened breach. Further, in the event Employee violates the non-solicitation or non-competition provisions of this Agreement after a Change in Control, Employee must immediately repay to the Company the value of any awards under the Stock Plan that vested as a result of the Change in Control. Each party agrees that all remedies expressly provided for in this Agreement are cumulative of any and all other remedies now existing at law or in equity. In addition to the remedies provided in this Agreement, the parties will be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained in Sections 8 through 13. Resort to any remedy provided for in this Section or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude a recovery of monetary damages and compensation. Each party agrees that no party hereto must post a bond or other security to seek an injunction. In the event that an arbitrator or court of competent jurisdiction declares that any of the remedies outlined in this Section 15 are unavailable as a matter of law, the remainder of the remedies outlined in this Section shall remain available to the Company.
     16. Recoupment. The board of directors of RCN, or an applicable committee thereof, including the Compensation Committee, may:
          (i) recover all income received by the Employee in respect of any equity award or bonus compensation made pursuant to this agreement (“Incentive Awards”), and/or
          (ii) cancel any Incentive Awards of such Employee not paid or otherwise settled prior to the date of any applicable determination by the Committee, if such Incentive Awards are determined to be based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate; provided, however, that recovery under clause (i) above is only permitted to the extent that the applicable inaccuracy resulted from Employee’s wrongful acts or omissions. If the Company seeks recovery of amounts relating to equity awards pursuant to this Section 16, and Employee still holds the options or shares granted pursuant to those awards, Employee may satisfy the recovery requirement by returning those options or shares to the Company. Any amounts due by Employee to Company pursuant to this Section 16 will be offset by any payments made by Employee pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.
     17. Assignment. All of the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegable by the Employee. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     18. Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Any prohibition or finding of unenforceability as to any provision of this Agreement in any one jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
     19. Amendment; Waiver. Neither Employee nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Employee and the Company. Either party’s waiver of the other party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.
     20. Withholding. The Company will reduce its compensatory payments to Employee hereunder for withholding and FICA and Medicare taxes and any other federal, state or local tax or other withholdings and contributions required by law or previously authorized by Employee.
     21. Governing Law. The Agreement will be governed by the laws of the Commonwealth of Virginia, without regard to any conflict of laws provisions.
     22. Notices. Notices may be given in writing by personal delivery, by certified mail, return receipt requested, by telecopy, or by overnight delivery. Employee should send or deliver notices to the Company, to the attention of the General Counsel. The Company will send or deliver any notice given to Employee at Employee’s address as reflected on the Company’s personnel records. Employee and the Company may change the address for notice by like notice to the other party. Employee and the Company agree that notice is deemed received on the date it is personally delivered, the date it is received by certified mail, the date of guaranteed delivery by overnight service, or the date the fax machine confirms receipt.
     23. Attorneys Fees. The Company shall, upon receipt of proper documentation, reimburse Employee up to Seven Thousand Five Hundred Dollars ($7,500) for legal fees incurred in the negotiation and execution of this Agreement Such documentation must be provided, and the Company shall pay such reimbursement no later than two (2) months following the receipt of such documentation, unless the Company disputes such documentation, in which case the parties will work in good faith to resolve such dispute in an expeditious manner and the Company shall pay the reimbursement upon resolution of the dispute.

     24. Superseding Effect. This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements, and writings between Employee and the Company with respect to the subject matter. All such other negotiations, commitments, agreements, and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder. Notwithstanding this provision, the terms of the Company’s benefit plans, fringe benefit plans, any equity awards or any other benefit or award plans which are in effect will continue to be governed in accordance with their respective terms, and this Agreement does not supersede any bonus, stock option or restricted stock award made in connection with Employee’s employment with the Company prior to the Execution Date.
     25. Arbitration.
          (a) Arbitrable Claims. The Company and Employee agree to attempt to resolve any employment related dispute between them quickly and fairly. Any such dispute which remains unresolved (including, but not limited to, disputes concerning employment with and/or termination of employment from the Company, the validity, interpretation, enforceability or effect of this Agreement or alleged violations of this Agreement, claims concerning a legally protected right, including without limitation, any common law claims such as breach of contract or commission of a tort, and any claims arising under the federal, state or local civil rights laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Worker Adjustment or Retraining Notification Act, and all other federal, state or local employment related statutes, ordinances and /or common law) shall be resolved exclusively by final and binding arbitration. Employee acknowledges that Employee waives the right to litigate the foregoing employment related legal claims in a judicial forum before a judge or jury.
          This arbitration provision does not apply to (i) any Employee claim for workers compensation benefits, unemployment compensation benefits or denial of benefits under any plan subject to the Employee Retirement Income Security Act of 1974, or to the filing of charges with government agencies, or (ii) any Company claim regarding theft, embezzlement, fraud, breach of confidentiality or noncompetition or nonsolicitation obligations, or trade secret, trademark, copyright or patent issues.
          (b) Claim Initiation/Time Limits. A party must notify the other party in writing at the addresses indicated in Section 22 of a request to arbitrate a dispute within the same statute of limitations applicable to the legal claim asserted. The written request for arbitration must specify: (i) the factual basis on which the claim is made; (ii) the statutory provision or legal theory under which the claim is made; and (iii) the nature and extent of any relief or remedy sought.
          (c) Procedures. The arbitration will be administered in accordance with the Employment Dispute Resolution Rules (“Rules”) of the American Arbitration Association (“AAA”), a copy of which is available upon request to the Company, in the metropolitan area in which Employee is then (or was last) employed before a single arbitrator, experienced in employment law and licensed to practice law in that jurisdiction, who has been selected in accordance with such Rules. The Company will pay the fees of the AAA and the arbitrator. However, in the event Employee requests an arbitration, Employee will be required to contribute an amount equal to the fee required to file a complaint of the same type in the state court which is geographically closest to the site of the arbitration. Employee and the Company may be represented by counsel of their choosing at their own expense. However, attorneys’ fees and costs may be awarded to a prevailing party in the discretion of the arbitrator.
          (d) Responsibilities of Arbitrator. The arbitrator will act as the impartial decision maker of any claims that come within the scope of this arbitration provision. The arbitrator will have the powers and authorities provided by the Rules and the statute or common law under which the claim is made. For example, the arbitrator will have the power and authority to include all remedies in the award available under the statute or common law under which the claim is made including, without limitation, the issuance of an injunction. The arbitrator will apply the elements and burdens of proof, mitigation duty, interim earnings offsets and other legal rules or requirements under the statutory provision or common law under which such claim is made. The arbitrator will permit reasonable pre-hearing discovery. The arbitrator will have the power to issue subpoenas. The arbitrator will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and the Company or Employee is clearly entitled to an award in its, his or her favor. The arbitrator will not have the power or authority to challenge the Company’s lawful personnel policies or to substitute his/her business judgment for the lawful business judgment of the Company which is not a breach of the provisions of this Agreement, or any related agreements or plans, including but not limited to the equity awards, the Bonus Plans. The arbitrator will not have the power or authority to add to, detract from or modify any provision of this Agreement, or any related agreements or plans. The arbitrator will not have the power or authority to direct the Company to issue, reissue, value, revalue or take any other similar action with respect to any equity awards, and, therefore, any award by the arbitrator in favor of Employee with respect to any equity award will be a cash equivalent award. The arbitrator will issue a signed written opinion and award that will include findings of fact and conclusions of law. If any monetary award is made, the arbitrator will specify the elements and factual basis for calculating the amount. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding, provided, however, limited judicial review may be obtained in a court of competent jurisdiction as permitted under applicable law.
          (e) Section 15 Remedies. Notwithstanding the foregoing, each party shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 15 above, from any court of competent jurisdiction, without the need to resort to arbitration.
     26. Indemnification and Liability Insurance. During the term of this Agreement and after the termination of this Agreement, the Company will indemnify Employee to the fullest extent permitted by applicable law with regard to Employee’s actions (or inactions) on behalf of the Company, with advancement of legal fees on a current basis as permitted by law. The Company will cover Employee under professional and other appropriate liability insurance policies both during and, while any potential liability exists, after the term in the same amount and to the same extent, if any, as the Company covers similarly situated employees.
     27. Cooperation in Legal Matters. Employee will cooperate with the Company, during the term of Employee’s employment and thereafter with respect to any pending or threatened claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (the “Claims”), by being reasonably available to testify on behalf of the Company, and to assist the Company by providing information, meeting and consulting with the Company or its representatives or counsel, as reasonably requested. The Company will reimburse Employee for all out-of-pocket expenses reasonably incurred by Employee in connection with the Employee’s provision of such testimony or assistance. If necessary, the Company will provide counsel to Employee at the Company’s expense. Employee agrees not to disclose to or discuss with anyone who is not assisting the Company with the Claims, other than Employee’s personal attorney, the fact of or the subject matter of the Claims, except as required by law. Employee further agrees to maintain the confidences and privileges of the Company, and acknowledges that any such confidences and privileges belong solely to the Company and can only be waived by the Company, not Employee. In the event that Employee is subpoenaed to testify, or otherwise requested to provide information in any matter relating to the Company, Employee agrees to promptly notify the Company after receipt of such subpoena, summons or request for information, to reasonably cooperate with the Company with respect to such subpoena, summons or request for information, and to not voluntarily provide any testimony or information unless required by law or permitted by the Company.
     28. Section 409A Compliance. It is also the intention of the parties under this Agreement that all income tax liability on payments made pursuant to the Agreement or other agreements, plans or arrangements contemplated by this Agreement be deferred until Employee actually receives such payment in accordance with the requirements of Section 409A of the Code, to the extent Code Section 409A applies to such payments. This Agreement is intended to comply with the provisions of Section 409A of the Code; and this Agreement will, to the extent practicable, be construed in accordance therewith. If Employee is determined to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then any amount that becomes payable under Section 6 hereof (the “Severance Payment”) on account of Employee’s “separation from service” shall not be paid to Employee until the first business day following the expiration of the six (6) month period immediately following Employee’s “separation from service” (or if earlier, the date of his death) if and to the extent that the Severance Payment constitutes deferred compensation (or may be nonqualified deferred compensation, as mutually agreed by Company and Employee) under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his “separation from service” shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). To the extent that any reimbursement of any expense under Section 6 or in-kind benefits provided under this Agreement are deemed to constitute taxable compensation to Employee, such amounts will be reimbursed or provided no later than December 31st of the year following the year in which such expense was incurred. The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and Employee’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit. The Company and Employee may agree to take such actions as they may mutually deem necessary or appropriate to amend or modify this Agreement to avoid Employee’s accelerated recognition of taxable compensation or the imposition of the additional tax and related interest under Section 409A(a)(1)(B) or 409a(b)(5) of the Code on any amounts due hereunder that may constitute nonqualified deferred compensation for purposes of Section 409A of the Code as mutually agreed by the Company and Employee. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect for payments made pursuant to the Agreement or other agreements, plans or arrangements contemplated by this Agreement.
     29. Additional Payments.
In the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for Employee’s benefit, whether paid or payable pursuant to this agreement (including, without limitation, the accelerated vesting of equity awards held by Employee) (collectively, the “Company Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of such Company Payments shall be automatically reduced to an amount one dollar less than the amount that would subject Employee to such Excise Tax (the “Safe Harbor Limit”); provided that if the Company Payments exceed the Safe Harbor Limit by more than 10% of the Safe Harbor Limit, then Employee shall instead be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.
          (a) All determinations required to be made under this Section 29, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 29, shall be paid by the Company to Employee within 15 days of the receipt of the Accounting Firm’s determination. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and Employee.
          (b) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after Employee is informed in writing of such claim. Employee shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that the Company desires to contest such claim, Employee shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim,
               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
               (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 29, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on Employee’s behalf and direct the Employee to sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Employee to sue for a refund, the Company shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for Employee’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (c) If, after Employee’s receipt of a Gross-Up Payment or payment by the Company of an amount on Employee’s behalf pursuant to this Section 29, Employee becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Employee’s behalf pursuant to this Section 29, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          (d) Notwithstanding any other provision of this Section 29, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for Employee’s benefit, all or any portion of any Gross-Up Payment, and Employee hereby consents to such withholding and payment.
     30. Beneficiaries. Whenever this Agreement provides for any payment to the Employee’s estate, such payment may be made instead to such beneficiary or beneficiaries as the Employee may designate by written notice to the Company. The Employee shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.
     31. Miscellaneous Provisions.
          (a) This Agreement will be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.
          (b) Employee acknowledges that Employee has read and understands this Agreement and is entering into this Agreement knowingly and voluntarily.
          (c) Notwithstanding the termination of Employee’s employment hereunder for any reason or anything in this Agreement to the contrary, all post-employment obligations of the parties and any provisions necessary to interpret or enforce those obligations under any provision of this Agreement will survive the termination or expiration of this Agreement and remain in full force and effect for the periods therein provided.
          (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date first written above.

RCN Corporation
By:
	Name:	Peter D. Aquino
	Title:	President and Chief Executive Officer

Employee
By:
	Name:	Michael T. Sicoli
	Title:	Executive Vice President and Chief Financial Officer